FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE:  215-513-2391

HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES ISSUING RELATIONSHIP WITH ELAN FINANCIAL SERVICES

Harleysville, PA (April 17, 2006) - Harleysville National Corporation (NASDAQ: HNBC) is pleased to announce that its wholly owned subsidiary, Harleysville National Bank, has established an agent issuing relationship with Elan Financial Services, a national credit card issuer. Under the agreement, Elan has purchased the bank’s existing credit card portfolio, and subsequently will issue credit cards for the bank under the Harleysville name.

As of March 31, 2006, the bank held approximately $14.5 million in credit card receivables. Harleysville National Corporation expects to report a gain for the second quarter of 2006 from the sale, net of federal income taxes, of approximately $900,000 or $.03 per diluted share. The Bank will continue to earn certain fees from ongoing portfolio activity.

President and CEO, Gregg J. Wagner, commented on the transaction. “We continue to look for opportunities to bring our customers the best in products and services. Elan is a leader in the credit card payment and services industry and will provide our customers a differentiated and robust suite of credit card products along with top flight customer service.”

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management of $2.35 billion. For more information, visit the Harleysville National Corporation website at http://www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.